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                      October 16, 2023

       Will Cheng
       Chief Executive Officer
       DiDi Global Inc.
       Building 1, Yard 6, North Ring Road, Tangjialing
       Haidian District, Beijing
       People   s Republic of China

                                                        Re: DiDi Global Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40541

       Dear Will Cheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li